Exhibit 99.2

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$974	$817	$2,977	$2,830
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	653	554	1,847	1,642
Depreciation and amortization	34	42	101	123
Distribution costs	107	87	310	264
Selling, general and administrative expenses	57	32	133	114
Closure costs, impairment and other related charges (Note 3)	(1)	—	8	2
Net loss on disposition of assets	—	—	2	—

Operating income	124	102	576	685
Interest expense	(5)	(5)	(16)	(16)
Non-operating pension and other postretirement benefit (costs) credits	(3)	3	(13)	8
Other income (expense), net (Note 4)	37	20	95	(74)

Income before income taxes	153	120	642	603
Income tax provision (Note 12)	(66)	(40)	(89)	(167)

Net income including noncontrolling interest	87	80	553	436
Net income attributable to noncontrolling interest	—	—	—	(1)

Net income attributable to Resolute Forest Products Inc.	$87	$80	$553	$435

Net income per share attributable to Resolute Forest Products Inc. common shareholders (Note 6):
Basic	$1.12	$1.00	$7.14	$5.44
Diluted	$1.11	$0.99	$7.07	$5.39

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	77.5	79.4	77.4	80.0
Diluted	78.4	80.1	78.2	80.8

See accompanying notes to unaudited interim Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited, in millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income including noncontrolling interest	$87	$80	$553	$436
Other comprehensive income:
Unamortized prior service costs
Change in unamortized prior service costs (Note 5)	—	—	—	(3)
Income tax provision	—	—	—	—

Change in unamortized prior service costs, net of tax	—	—	—	(3)

Unamortized actuarial losses
Change in unamortized actuarial losses (Note 5)	16	16	61	84
Income tax provision	(3)	(4)	(11)	(20)

Change in unamortized actuarial losses, net of tax	13	12	50	64

Foreign currency translation	(3)	—	(3)	—

Other comprehensive income, net of tax	10	12	47	61

Comprehensive income including noncontrolling interest	97	92	600	497
Comprehensive income attributable to noncontrolling interest	—	—	—	(1)

Comprehensive income attributable to Resolute Forest Products Inc.	$97	$92	$600	$496

See accompanying notes to unaudited interim Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars, except per share amount)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$446	$112
Accounts receivable, net:
Trade	297	257
Other	60	56
Inventories, net (Note 7)	609	510
Other current assets	49	54

Total current assets	1,461	989

Fixed assets, less accumulated depreciation of $1,840 and $1,752 as of September 30, 2022 and December 31, 2021, respectively	1,275	1,270
Amortizable intangible assets, less accumulated amortization of $41 and $37 as of September 30, 2022 and December 31, 2021, respectively	57	57
Goodwill (Note 2)	85	31
Deferred income tax assets	515	653
Operating lease right-of-use assets	54	54
Other assets (Note 8)	606	484

Total assets	$4,053	$3,538

Liabilities and equity
Current liabilities:
Accounts payable and other (Note 9)	$493	$421
Current portion of long-term debt (Note 10)	1	2
Current portion of operating lease liabilities	8	8

Total current liabilities	502	431

Long-term debt, net of current portion (Note 10)	300	300
Pension and other postretirement benefit obligations	991	1,151
Deferred income tax liabilities	2	—
Operating lease liabilities, net of current portion	48	51
Other liabilities	91	88

Total liabilities	1,934	2,021

Commitments and contingencies (Note 13)
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock, $0.001 par value. 121.3 million shares issued and 76.8 million shares outstanding as of September 30, 2022; 121.2 million shares issued and 76.8 million shares outstanding as of December 31, 2021	—	—
Additional paid-in capital	3,811	3,807
Deficit	(456)	(1,009)
Accumulated other comprehensive loss (Note 5)	(1,015)	(1,062)
Treasury stock at cost, 44.5 million shares and 44.4 million shares as of September 30, 2022 and December 31, 2021, respectively	(224)	(222)

Total Resolute Forest Products Inc. shareholders’ equity	2,116	1,514

Noncontrolling interest	3	3

Total equity	2,119	1,517

Total liabilities and equity	$4,053	$3,538

See accompanying notes to unaudited interim Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited, in millions of U.S. dollars)

	Three Months Ended September 30, 2022
	Resolute Forest Products Inc. Shareholders’ Equity
	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non-controlling Interest	Total Equity
Balance as of June 30, 2022	$—	$3,811	$(543)	$(1,025)	$(224)	$3	$2,022

Share-based compensation, net of withholding taxes	—	—	—	—	—	—	—
Net income	—	—	87	—	—	—	87
Other comprehensive income, net of tax	—	—	—	10	—	—	10

Balance as of September 30, 2022	$—	$3,811	$(456)	$(1,015)	$(224)	$3	$2,119

	Nine Months Ended September 30, 2022
	Resolute Forest Products Inc. Shareholders’ Equity
	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non-controlling Interest	Total Equity
Balance as of December 31, 2021	$—	$3,807	$(1,009)	$(1,062)	$(222)	$3	$1,517

Share-based compensation, net of withholding taxes	—	4	—	—	—	—	4
Net income	—	—	553	—	—	—	553
Purchases of treasury stock (0.1 million shares) (Note 14)	—	—	—	—	(2)	—	(2)
Stock unit awards vested and stock options exercised (0.1 million shares), net of shares forfeited for employee withholding taxes	—	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	47	—	—	47

Balance as of September 30, 2022	$—	$3,811	$(456)	$(1,015)	$(224)	$3	$2,119

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited, in millions of U.S. dollars)

	Three Months Ended September 30, 2021
	Resolute Forest Products Inc. Shareholders’ Equity
	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non- controlling Interest	Total Equity
Balance as of June 30, 2021	$—	$3,805	$(961)	$(1,265)	$(194)	$2	$1,387

Share-based compensation, net of withholding taxes	—	—	—	—	—	—	—
Net income	—	—	80	—	—	—	80
Purchases of treasury stock (1.2 million shares) (Note 14)	—	—	—	—	(14)	—	(14)
Other comprehensive income, net of tax	—	—	—	12	—	—	12

Balance as of September 30, 2021	$—	$3,805	$(881)	$(1,253)	$(208)	$2	$1,465

	Nine Months Ended September 30, 2021
	Resolute Forest Products Inc. Shareholders’ Equity
	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non- controlling Interest	Total Equity
Balance as of December 31, 2020	$—	$3,804	$(1,235)	$(1,314)	$(174)	$1	$1,082

Share-based compensation, net of withholding taxes	—	(1)	—	—	—	—	(1)
Net income	—	—	435	—	—	1	436
Purchases of treasury stock (3.3 million shares) (Note 14)	—	—	—	—	(34)	—	(34)
Special dividend (Note 14)	—	2	(81)	—	—	—	(79)
Stock unit awards vested (0.4 million shares), net of shares forfeited for employee withholding taxes	—	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	61	—	—	61

Balance as of September 30, 2021	$—	$3,805	$(881)	$(1,253)	$(208)	$2	$1,465

See accompanying notes to unaudited interim Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income including noncontrolling interest	$553	$436
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	6	3
Depreciation and amortization	101	123
Deferred income taxes	85	167
Net pension contributions and other postretirement benefit payments	(34)	(71)
Gain on previously-held equity investments (Note 2)	(42)	—
Net loss on disposition of assets	2	—
Loss (gain) on translation of foreign currency denominated deferred income taxes	42	(7)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(70)	6
Net planned major maintenance amortization (payments)	19	(15)
Changes in working capital:
Accounts receivable	(39)	(45)
Inventories	(81)	(48)
Other current assets	(19)	(11)
Accounts payable and other	48	34
Other, net	20	8

Net cash provided by operating activities	591	580

Cash flows from investing activities:
Cash invested in fixed assets	(68)	(79)
Cash invested in intangible assets	(3)	—
Acquisitions of businesses, net of cash acquired (Note 2)	(49)	—
Disposition of assets	5	—
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber (Note 8)	(138)	(128)
Other investing activities, net	—	3

Net cash used in investing activities	(253)	(204)

Cash flows from financing activities:
Issuance of long-term debt (Note 10)	—	300
Payment of special dividend	—	(79)
Repayments of debt (Note 10)	(2)	(557)
Purchases of treasury stock (Note 14)	(2)	(34)
Payments of financing fees	—	(7)
Other financing activities, net	—	2

Net cash used in financing activities	(4)	(375)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(7)	(1)

Net increase in cash and cash equivalents, and restricted cash	$327	$—
Cash and cash equivalents, and restricted cash:
Beginning of period	$152	$159

End of period	$479	$159

Cash and cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$446	$119
Restricted cash (included in “Other assets”)	$33	$40

See accompanying notes to unaudited interim Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Nature of operations

Resolute Forest Products Inc. (with its subsidiaries, either individually or collectively, unless otherwise indicated, referred to as “Resolute Forest Products,” “we,” “our,” “us,” “Parent,” or the “Company”) is incorporated in Delaware. We are a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and paper, which are marketed in over 60 countries. We own or operate some 40 facilities, as well as power generation assets, in the U.S. and Canada.

Financial statements

Our unaudited interim consolidated financial statements and accompanying notes (or, the “Consolidated Financial Statements”) have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (or, the “SEC”) for interim reporting. Under those rules, certain footnotes and other financial information that are normally required by U.S. generally accepted accounting principles (or, “GAAP”) may be condensed or omitted. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for the fair statement of the Consolidated Financial Statements have been made. All amounts are expressed in U.S. dollars, unless otherwise indicated. The results for the interim period ended September 30, 2022, are not necessarily indicative of the results to be expected for the full year. These Consolidated Financial Statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022. Certain prior period amounts in the notes to our Consolidated Financial Statements have been reclassified to conform to the 2022 presentation.

New accounting pronouncement adopted in 2022

ASU 2021-08 “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”

Effective January 1, 2022, we adopted ASU 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” issued by the Financial Accounting Standards Board in 2021, which revises the accounting for acquired revenue contracts with customers in a business combination. The adoption of this accounting guidance, which was applied prospectively, did not impact our Consolidated Financial Statements and disclosures.

Note 2. Business Combinations

Potential acquisition by Paper Excellence

On July 5, 2022, Resolute and Paper Excellence Group, through its wholly-owned subsidiary Domtar Corporation (or, “Domtar”), entered into a business combination agreement (or, the “Transaction”) under which Domtar will acquire all of the issued and outstanding common shares of Resolute for $20.50 per share, in cash, without interest, and one contractual contingent value right per share (or, the “CVR”).

Under the CVR, stockholders will receive any refunds on approximately $500 million of deposits on softwood lumber duties paid by Resolute through June 30, 2022, including any interest thereon, net of certain expenses and of applicable taxes. Any proceeds attributable to the CVR will be distributed proportionally to the CVR holders, and the value will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States. The terms and timing of such resolution is uncertain.

On October 31, 2022, Resolute’s stockholders approved the Transaction. The Transaction, which is subject to applicable regulatory approvals and the satisfaction of certain other customary closing conditions, is expected to close in the first half of 2023. See Note 16, “Subsequent Events.”

Acquisition of Larouche and St-Prime

On March 4, 2022 (or, the “Acquisition Date”), we acquired control of Resolute-LP Engineered Wood Larouche Inc. and Resolute-LP Engineered Wood St-Prime Limited Partnership (or, “Larouche and St-Prime”), that were previously held as 50% owned joint ventures, by acquiring the remaining 50% equity interests from Louisiana-Pacific Canada Ltd., a wholly-owned subsidiary of Louisiana-Pacific Corporation, for a cash consideration of $51 million (including $1 million of working capital adjustment, and net of cash acquired of $8 million). Larouche and St-Prime, which are engineered wood product facilities located in Quebec, produce I-joists for the construction industry. This acquisition solidifies our presence in the engineered wood product segment.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

We accounted for our previously held equity investments in Larouche and St-Prime using the equity method of accounting since we had joint control prior to acquiring a controlling interest on the Acquisition Date.

We accounted for the acquisition of Larouche and St-Prime as a business combination in accordance with the acquisition method of accounting, which requires us to record the identifiable assets acquired and liabilities assumed at fair value. The amount by which the purchase price exceeds the fair value of the net assets acquired is recorded as goodwill.

The following table summarizes our preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed at the Acquisition Date:

(Unaudited, in millions)
Cash and cash equivalents	$16
Accounts receivable	10
Inventories	16

Current assets acquired	$42

Fixed assets	$28
Goodwill (1)	54

Total assets acquired and goodwill	$124

Accounts payable and other	$3

Current liabilities assumed	3

Pension and other postretirement benefit obligations	1
Deferred income tax liabilities	2

Total liabilities assumed	$6

Net assets acquired	$118

Cash consideration transferred	59
Fair value of the previously held interests in Larouche and St-Prime	59

Total fair value of consideration	$118

(1)

The goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized and is mostly attributable to securing downstream integration and the Larouche and St-Prime assembled workforce. Goodwill has been assigned to the wood products segment, and is included in such segment for goodwill impairment testing purposes. The total amount of goodwill is not deductible for tax purposes.

The allocation of the purchase price to assets acquired and liabilities assumed was based upon a preliminary valuation for all items and may be subject to adjustment during the 12-month measurement period following the Acquisition Date since we are finalizing the assumptions in regards to the fair values of these assets and liabilities.

The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches. We utilized both the cost and market approaches to value fixed assets (Level 3).

At the Acquisition Date, our previously-held equity investments of $17 million were remeasured at a fair value of $59 million, which resulted in a gain of $42 million. The gain was recorded in “Other income (expense), net” in our Consolidated Statements of Operations for the nine months ended September 30, 2022.

We applied an income approach, specifically the discounted cash flow (or, the “DCF”) method, to measure the fair value of our equity interest in Larouche and St-Prime, as of immediately prior to the business acquisition. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, discount rate and tax rate. The cash flows employed in the DCF analysis are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, existing firm orders, long-term business plans and recent operating performance. The discount rate utilized in the DCF analysis is based on the respective company’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the Company.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

We ceased applying the equity method for our investments in Larouche and St-Prime and the net assets acquired and results of operations are consolidated from the Acquisition Date and are included in the wood products segment.

From the Acquisition Date to September 30, 2022, our consolidated financial results included sales of $127 million and net income of $36 million attributable to Larouche and St-Prime.

The following unaudited pro forma information for the three and nine months ended September 30, 2022, represents our results of operations as if the acquisition of Larouche and St-Prime had occurred on January 1, 2021. This pro forma information does not purport to be indicative of the results that would have occurred for the periods presented or that may be expected in the future.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Sales	$974	$853	$2,997	$2,903
Net income attributable to Resolute Forest Products Inc. (1)	$87	$86	$521	$476

(1)

For the pro forma information, the gain on previously-held equity investments of $42 million was considered realized in the nine months ended September 30, 2021, and deducted from the nine months ended September 30, 2022.

Acquisition of a power generation facility

On April 1, 2022, we acquired a 34.5 megawatt power generation facility in Senneterre (Quebec) for $8 million, including a contingent consideration. With this acquisition, we will maximize the use of biomass from our regional operations.

Note 3. Closure Costs, Impairment and Other Related Charges

In December 2021, the Company announced the indefinite idling of pulp and paper operations at our Calhoun (Tennessee) mill. We have revised our expected 2022 additional cash closure costs, disclosed in our December 31, 2021 Consolidated Financial Statements, from $32 million to $12 million, due to lower than expected chemical disposal costs. During the three and nine months ended September 30, 2022, we recognized nil and $7 million, respectively, of these costs.

In March 2021, the Company announced the indefinite idling of the Amos and Baie-Comeau (Quebec) paper mills. During the three and nine months ended September 30, 2022, we recognized additional other costs of nil and $4 million, respectively, for the Baie-Comeau paper mill.

Note 4. Other Income (Expense), Net

Other income (expense), net for the three and nine months ended September 30, 2022 and 2021, was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Foreign exchange gain	$37	$12	$45	$1
Gain (loss) on commodity contracts (1)	—	1	1	(85)
Income from equity method investments	—	8	7	12
Gain on previously-held equity investments (Note 2)	—	—	42	—
Miscellaneous expense	—	(1)	—	(2)

	$37	$20	$95	$(74)

(1)	The loss for the nine months ended September 30, 2021, was principally related to lumber futures contracts; none of these contracts were outstanding as of September 30, 2022 and 2021.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 5. Accumulated Other Comprehensive Loss

The change in our accumulated other comprehensive loss by component (net of tax) for the three and nine months ended September 30, 2022 and 2021, was as follows:

(Unaudited, in millions)	Unamortized Prior Service Costs	Unamortized Actuarial Losses	Foreign Currency Translation	Total
Balance as of June 30, 2022	$(5)	$(1,014)	$(6)	$(1,025)

Other comprehensive loss before reclassifications	—	—	(3)	(3)
Amounts reclassified from accumulated other comprehensive loss	—	13	—	13

Net current period other comprehensive income (loss)	—	13	(3)	10

Balance as of September 30, 2022	$(5)	$(1,001)	$(9)	$(1,015)

(Unaudited, in millions)	Unamortized Prior Service Costs	Unamortized Actuarial Losses	Foreign Currency Translation	Total
Balance as of December 31, 2021	$(5)	$(1,051)	$(6)	$(1,062)

Other comprehensive income (loss) before reclassifications (1)	—	10	(3)	7
Amounts reclassified from accumulated other comprehensive loss	—	40	—	40

Net current period other comprehensive income (loss)	—	50	(3)	47

Balance as of September 30, 2022	$(5)	$(1,001)	$(9)	$(1,015)

(1)

The indefinite idling of pulp and paper operations at our Calhoun mill triggered pension special termination benefit costs and remeasurement of the pension and other postretirement benefit (or, “OPEB”) obligations related to its plans as of January 31, 2022, resulting in a loss of $4 million and an actuarial gain of $14 million, totaling a net gain of $10 million ($10 million net of tax).

(Unaudited, in millions)	Unamortized Prior Service Costs	Unamortized Actuarial Losses	Foreign Currency Translation	Total
Balance as of June 30, 2021	$(4)	$(1,255)	$(6)	$(1,265)

Amounts reclassified from accumulated other comprehensive loss	—	12	—	12

Net current period other comprehensive income	—	12	—	12

Balance as of September 30, 2021	$(4)	$(1,243)	$(6)	$(1,253)

(Unaudited, in millions)	Unamortized Prior Service Costs	Unamortized Actuarial Losses	Foreign Currency Translation	Total
Balance as of December 31, 2020	$(1)	$(1,307)	$(6)	$(1,314)

Other comprehensive income before reclassifications (1)	—	22	—	22
Amounts reclassified from accumulated other comprehensive loss	(3)	42	—	39

Net current period other comprehensive (loss) income	(3)	64	—	61

Balance as of September 30, 2021	$(4)	$(1,243)	$(6)	$(1,253)

(1)

The indefinite idling of the Amos and Baie-Comeau mills triggered curtailment and remeasurement of the pension and OPEB obligations related to their plans as of March 31, 2021, resulting in a curtailment gain of $8 million and an actuarial gain of $22 million, totaling $30 million ($22 million net of tax).

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

The reclassifications out of accumulated other comprehensive loss for the three and nine months ended September 30, 2022 and 2021, were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021	Affected Line in the Consolidated Statements of Operations
Unamortized Prior Service Costs
Amortization of prior service costs or credits	$—	$—	$—	$(2)	Non-operating pension and other postretirement benefit (costs) credits (1)
Curtailment gain	—	—	—	(1)	Non-operating pension and other postretirement benefit (costs) credits (1)
Income tax effect of the above	—	—	—	—	Income tax provision

Net of tax	—	—	—	(3)

Unamortized Actuarial Losses
Amortization of actuarial losses	16	16	48	54	Non-operating pension and other postretirement benefit (costs) credits (1)
Other items	—	—	3	—	Non-operating pension and other postretirement benefit (costs) credits (1)
Income tax effect of the above	(3)	(4)	(11)	(12)	Income tax provision

Net of tax	13	12	40	42

Total Reclassifications	$13	$12	$40	$39

(1)	These items are included in the computation of net periodic benefit costs (credits) related to our pension and OPEB plans summarized in Note 11, “Employee Benefit Plans.”

Note 6. Net Income Per Share

The reconciliation of the basic and diluted net income per share for the three and nine months ended September 30, 2022 and 2021, was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions, except per share amounts)	2022	2021	2022	2021
Numerator:
Net income attributable to Resolute Forest Products Inc.	$87	$80	$553	$435

Denominator:
Weighted-average number of Resolute Forest Products Inc. common shares outstanding	77.5	79.4	77.4	80.0
Dilutive impact of nonvested stock unit awards and stock options	0.9	0.7	0.8	0.8

Diluted weighted-average number of Resolute Forest Products Inc. common shares outstanding	78.4	80.1	78.2	80.8

Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$1.12	$1.00	$7.14	$5.44
Diluted	$1.11	$0.99	$7.07	$5.39

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

The weighted-average number of outstanding stock options and nonvested equity-classified restricted stock units, deferred stock units and performance stock units (collectively, “stock unit awards”) that were excluded from the calculation of diluted net income per share, as their impact would have been antidilutive, for the three and nine months ended September 30, 2022 and 2021, was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Stock options	—	0.4	—	0.5
Stock unit awards	—	—	—	—

Note 7. Inventories, Net

Inventories, net as of September 30, 2022 and December 31, 2021, were comprised of the following:

(Unaudited, in millions)	September 30, 2022	December 31, 2021
Raw materials	$186	$159
Work in process	80	57
Finished goods	183	148
Mill stores and other supplies	160	146

	$609	$510

Note 8. Other Assets

Other assets as of September 30, 2022 and December 31, 2021, were comprised of the following:

(Unaudited, in millions)	September 30, 2022	December 31, 2021
Countervailing duty cash deposits on softwood lumber (Note 13)	$424	$339
Anti-dumping duty cash deposits on softwood lumber (Note 13)	111	58
Equity method investments	11	22
Restricted cash	33	40
Other	27	25

	$606	$484

Note 9. Accounts Payable and Other

Accounts payable and other as of September 30, 2022 and December 31, 2021, were comprised of the following:

(Unaudited, in millions)	September 30, 2022	December 31, 2021
Trade accounts payable	$338	$262
Accrued compensation	86	89
Accrued interest	2	6
Pension and other postretirement benefit obligations	13	14
Accrued provision related to Fibrek Inc. litigation (Note 13)	20	21
Income and other taxes payable	7	4
Other	27	25

	$493	$421

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 10. Long-Term Debt

Overview

Long-term debt, including current portion, as of September 30, 2022 and December 31, 2021, was comprised of the following:

(Unaudited, in millions)	September 30, 2022	December 31, 2021
4.875% senior unsecured notes due 2026:
Principal amount	$300	$300
Deferred financing costs	(4)	(5)

Total 4.875% senior unsecured notes due 2026	296	295
Finance lease obligations	4	6
Other debt	1	1

Total debt	301	302
Less: Current portion of finance lease obligations and other debt	(1)	(2)

Long-term debt, net of current portion	$300	$300

Debt availabilities

(Unaudited, in millions)	September 30, 2022	December 31, 2021
Term Loan Facility	$180	$180
Revolving Credit Facility	180	180
ABL Credit Facility (1)	355	307
Secured delayed draw term loan facility (C$220 million as of September 30, 2022 and December 31, 2021)	159	174

Total availability	$874	$841

(1)

The availability as of September 30, 2022, was $355 million, net of $82 million of ordinary course letters of credit outstanding, of which $62 million were to guarantee surety bonds of $101 million related to the U.S. softwood lumber cash deposits. The availability as of December 31, 2021, was $307 million, net of $73 million of ordinary course letters of credit outstanding, of which $53 million were to guarantee surety bonds of $83 million related to the U.S. softwood lumber cash deposits.

Senior Unsecured Notes

2026 Notes

On February 2, 2021, we issued $300 million aggregate principal amount of 4.875% senior unsecured notes due 2026 (or, the “2026 Notes”) at an issue price of 100%, pursuant to an indenture as of that date. Upon their issuance, the 2026 Notes were recorded at their fair value of $300 million. Interest on the 2026 Notes is payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2021, until their maturity date of March 1, 2026. In connection with the issuance of the 2026 Notes, we incurred financing costs of $6 million, which were deferred and recorded as a reduction of the principal. Deferred financing costs are amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the notes.

The fair value of the 2026 Notes (Level 1) was $291 million as of September 30, 2022.

2023 Notes

On February 2, 2021, we placed the net proceeds from the issuance of the 2026 Notes together with additional cash, into trust for the benefit of the holders of the 5.875% senior unsecured notes due 2023 (or, the “2023 Notes”) to redeem all of the $375 million outstanding aggregate principal amount of the 2023 Notes (or, the “Redemption”) at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. The Redemption occurred on February 18, 2021. As a result of the repurchase, we recorded a net loss on extinguishment of debt of $3 million in “Other income (expense), net” in our Consolidated Statement of Operations for the nine months ended September 30, 2021.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Senior Secured Credit Facility

On April 19, 2021 (or, the “Effective Date”), we entered into a first amendment to the amended and restated senior secured credit facility (or, the “Senior Secured Credit Facility”). The amount available under the Senior Secured Credit Facility remains unchanged for up to $360 million and is comprised of a term loan facility of up to $180 million with a delayed draw period of up to three years and the choice of maturities of six to ten years from the date of drawing (or, the “Term Loan Facility”); and a six-year revolving credit facility of up to $180 million (or, the “Revolving Credit Facility”). On the Effective Date, we repaid our $180 million term loans under the amended and restated senior secured credit facility with a combination of proceeds of borrowings under the Revolving Credit Facility and cash on hand. The amendment then reinstated the full amount of the Term Loan Facility. There is also an uncommitted option to increase the Senior Secured Credit Facility by up to an additional $360 million, subject to certain terms and conditions.

The obligations under the Senior Secured Credit Facility are guaranteed by certain material U.S. subsidiaries of the Company and are secured by a first priority mortgage on the real property of the Company’s facility in Calhoun and a first priority security interest on the fixtures and equipment located therein. On March 2, 2022, the Company entered into agreements to provide the following additional security under the Senior Secured Credit Facility: (i) a first priority mortgage on the real property of the Company’s sawmill facilities in Glenwood and El Dorado (Arkansas) and a first priority security interest on the fixtures and equipment located therein, and (ii) a first priority security interest on the fixtures and equipment at the Company’s sawmill facility in Cross City (Florida).

ABL Credit Facility

On May 14, 2019, we entered into an amended senior secured asset-based revolving credit facility (or, the “ABL Credit Facility”) with an aggregate lender commitment of up to $500 million at any time outstanding, subject to borrowing base availability based on specified advance rates, eligibility criteria and customary reserves.

Effective January 21, 2021, we reduced the commitment under the Canadian tranche of our senior secured asset-based revolving credit facility by $50 million, to $250 million, resulting in an aggregate commitment of $450 million, subject to borrowing base limitations. The obligations under the ABL Credit Facility are guaranteed by certain of our material subsidiaries.

On December 15, 2021, we entered into an amendment to the credit agreement, which reset the facility and extended the maturity date to December 15, 2026. The agreement also contains hardwired benchmark replacement provisions for future transition of the London Interbank Offered Rate and may be amended based on agreed upon Environmental, Social and Governance key performance indicators as described in the credit agreement.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 11. Employee Benefit Plans

Pension and other postretirement benefit plans

The components of net periodic benefit costs (credits) relating to our pension and OPEB plans for the three and nine months ended September 30, 2022 and 2021, were as follows:

Pension Plans:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Interest cost	$35	$33	$106	$100
Expected return on plan assets	(49)	(53)	(147)	(162)
Amortization of actuarial losses	17	18	52	59
Amortization of prior service costs	—	1	—	1

Non-operating pension costs (credits)	3	(1)	11	(2)

Service cost	5	4	12	12

Net periodic benefit costs before special events	8	3	23	10

Other loss (gain)	—	—	3	(1)

	$8	$3	$26	$9

OPEB Plans:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Interest cost	$1	$1	$3	$3
Amortization of actuarial gains	(1)	(2)	(4)	(5)
Amortization of prior service credits	—	(1)	—	(3)

Non-operating other postretirement benefit credits	—	(2)	(1)	(5)

Service cost	—	1	—	1

Net periodic benefit credits before special events	—	(1)	(1)	(4)

Other	—	—	—	—

	$—	$(1)	$(1)	$(4)

Defined contribution plans

Our expense for the defined contribution plans totaled $4 million and $5 million for the three months ended September 30, 2022 and 2021, and $13 million and $14 million for the nine months ended September 30, 2022 and 2021.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 12. Income Taxes

The income tax provision attributable to income before income taxes differs from the amounts computed by applying the U.S. federal statutory income tax rate of 21% for the three and nine months ended September 30, 2022 and 2021, as a result of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Income before income taxes	$153	$120	$642	$603

Income tax provision:
Expected income tax provision	(32)	(26)	(135)	(127)
Changes resulting from:
Valuation allowance	33	11	219	89
Foreign exchange	(27)	(5)	(34)	(2)
U.S. tax on non-U.S. earnings	(34)	(13)	(106)	(96)
State income taxes, net of federal income tax benefit	—	(1)	(3)	1
Foreign tax rate differences	(9)	(6)	(33)	(33)
Other, net	3	—	3	1

	$(66)	$(40)	$(89)	$(167)

During the three and nine months ended September 30, 2022, we released $33 million and $219 million, respectively, of the $673 million valuation allowance on our U.S. deferred income tax assets that existed at January 1, 2022. Of the released amount for the nine months ended September 30, 2022, $105 million was to offset future projected tax implications of the global intangible low-taxed income (or, “GILTI”) inclusion, which impacted the overall effective tax rate. The remaining amount released for the nine months ended September 30, 2022, and the amount released for the three months ended September 30, 2022, were mainly to offset tax implications relating to the GILTI inclusion.

During the three and nine months ended September 30, 2021, we used $11 million and $89 million, respectively, of deferred income tax assets that were fully reserved to offset the tax implications relating to the GILTI.

At each reporting period, we assess whether it is more likely than not that the deferred income tax assets will be realized, based on the review of all available positive and negative evidence, including future reversals of existing taxable temporary differences, estimates of future taxable income, past operating results, and prudent and feasible tax planning strategies.

In our evaluation process, we give the most weight to historical income or losses. During the second quarter of 2022, after evaluating all available positive and negative evidence, although realization is not assured, we determined that it is more likely than not that the $105 million of the U.S. deferred income tax assets released during the second quarter, will be realized in the future prior to expiration. The key factor contributing to the conclusion that the positive evidence ultimately outweighed existing negative evidence is the continuous GILTI inclusion. The rapidly changing dynamics in the wood products, pulp and paper segments resulted or are expected to result in significant GILTI inclusions for 2021, 2022 and some future years. These significant GILTI inclusions have created or are expected to create U.S. taxable income, which has been, or is expected to be entirely offset by existing U.S. tax attributes included in deferred income tax assets that have been fully reserved.

Note 13. Commitments and Contingencies

Legal matters

We become involved in various legal proceedings, claims and governmental inquiries, investigations, and other disputes in the normal course of business, including matters related to contracts, commercial and trade disputes, taxes, environmental issues, activist damages, employment and workers’ compensation claims, grievances, human rights complaints, pension and benefit plans and obligations, health and safety, product safety and liability, asbestos exposure, financial reporting and disclosure obligations, corporate governance, Indigenous peoples’ claims, antitrust, governmental regulations, and other matters. Although the final outcome is subject to many variables and cannot be predicted with any degree of certainty, we regularly assess the status of the matters and establish provisions (including legal costs expected to be incurred) when we believe an adverse outcome is probable, and the amount can be reasonably estimated. Any recovery from litigation or settlement of claims that is a gain contingency is recognized if, and when, realized or realizable. Except as described below and for claims that cannot be assessed due to their preliminary nature, we believe that the ultimate disposition of these matters outstanding or pending as of September 30, 2022, will not have a material adverse effect on our Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Asbestos-related lawsuits

We are involved in a number of asbestos-related lawsuits filed primarily in U.S. state courts, including certain cases involving multiple defendants. These lawsuits principally allege direct or indirect personal injury or death resulting from exposure to asbestos-containing premises. While we dispute the plaintiffs’ allegations and intend to vigorously defend these claims, the ultimate resolution of these matters cannot be determined at this time. These lawsuits frequently involve claims for unspecified compensatory and punitive damages, and we are unable to reasonably estimate a range of possible losses, which may not be covered in whole or in part by our insurance coverage. However, unfavorable rulings, judgments or settlement terms could materially impact our Consolidated Financial Statements. Hearings for certain of these matters are scheduled to occur in the next twelve months.

Countervailing duty and anti-dumping investigations on softwood lumber

On November 25, 2016, countervailing duty and anti-dumping petitions were filed with the U.S. Department of Commerce (or, “Commerce”) and the U.S. International Trade Commission (or, “ITC”) by certain U.S. softwood lumber products producers and forest landowners, requesting that the U.S. government impose countervailing and anti-dumping duties on Canadian-origin softwood lumber products exported to the U.S. One of our subsidiaries was identified in the petitions as being a Canadian exporting producer of softwood lumber products to the U.S. and was selected as a mandatory respondent to be investigated by Commerce in both the countervailing duty and anti-dumping investigations.

Countervailing Duties – On April 24, 2017, Commerce announced its preliminary determination in the countervailing duty investigation; as a result, from April 28, 2017 to August 25, 2017, we were required to pay cash deposits to the U.S. Customs and Border Protection agency (or, “U.S. Customs”) at a rate of 12.82% for countervailing duties on the vast majority of our U.S. imports of Canadian-produced softwood lumber. On November 2, 2017, Commerce issued its final determination in the countervailing investigation; as a result, from December 28, 2017 to November 30, 2020, we were required to pay cash deposits to U.S. Customs at a new rate of 14.70%. On November 23, 2020, Commerce issued its final determination in the first administrative review of the countervailing investigation; as a result, from December 1, 2020 to December 1, 2021, we were required to pay cash deposits to U.S. Customs at a rate of 19.10%. On November 24, 2021, Commerce issued its final determination in the second administrative review of the countervailing investigation; as a result, from December 2, 2021, to August 8, 2022, we were required to pay cash deposits to U.S. Customs at a rate of 18.07%. Commerce issued its final determination dated August 3, 2022, in the third administrative review of the countervailing investigation; as a result, since August 9, 2022, we have been required to pay cash deposits to U.S. Customs at a new rate of 10.10%. Through September 30, 2022, our cash deposits totaled $424 million.

Anti-dumping Duties – On June 26, 2017, Commerce announced its preliminary determination in the anti-dumping investigation; as a result, from June 30, 2017 to November 7, 2017, we were required to pay cash deposits to U.S. Customs at a rate of 4.59% for anti-dumping duties on the vast majority of our U.S. imports of Canadian-produced softwood lumber. On November 2, 2017, Commerce issued its final determination in the anti-dumping investigation; as a result, from November 8, 2017 to November 29, 2020, we were required to pay cash deposits to U.S. Customs at a new rate of 3.20%. On November 23, 2020, Commerce issued its final determination in the first administrative review of the anti-dumping investigation; as a result, from November 30, 2020 to December 1, 2021, we were required to pay cash deposits to U.S. Customs at a rate of 1.15%. On November 24, 2021, Commerce issued its final determination in the second administrative review of the anti-dumping investigation; as a result, from December 2, 2021, to August 8, 2022, we were required to pay cash deposits to U.S. Customs at a rate of 11.59%. Commerce issued its final determination dated August 3, 2022, in the third administrative review of the anti-dumping investigation; as a result, since August 9, 2022, we have been required to pay cash deposits to U.S. Customs at a new rate of 4.76%. Through September 30, 2022, our cash deposits totaled $111 million.

Ongoing Administrative Reviews – Following Commerce’s completion of the Canadian softwood lumber investigation and the first, second, and third administrative reviews, the fourth administrative review remains pending. On March 9, 2022, Commerce published a notice initiating the fourth administrative review of the countervailing duty and anti-dumping orders on softwood lumber products from Canada. According to a decision published by Commerce on April 27 and 29, 2022, we were not selected as a mandatory respondent for the fourth administrative reviews of the countervailing duty order and anti-dumping order, respectively.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Ongoing Appellate Reviews – On December 14, 2017 and January 4, 2018, we filed complaints supporting appellate reviews of the final results of Commerce’s countervailing and anti-dumping investigations on softwood lumber from Canada, respectively, before a binational panel formed pursuant to the North American Free Trade Agreement or United States-Mexico-Canada Agreement, as the case may be (or, “Panel”). Briefing for these appeals has been completed, and scheduling of the hearings remains pending. The full formation of the anti-dumping Panel was announced on October 17, 2022, and that of the countervailing Panel was announced on November 1, 2022. Further, on January 6, 2021 and January 19, 2021, we filed our complaints supporting appellate Panel reviews of the final results in the countervailing and anti-dumping first administrative reviews. We filed similar complaints with respect to the second administrative reviews on January 12, 2022, and with respect to the third administrative reviews on September 16, 2022.

ITC Injury Determination – In parallel, on December 28, 2017, the ITC published its affirmative final injury determinations in the anti-dumping and countervailing investigations on softwood lumber from Canada. On September 4, 2019, a Panel issued an interim decision upholding the affirmative final injury determinations of the ITC in both investigations of softwood lumber products from Canada. The Panel remanded the ITC to reconsider several findings and ordered the ITC to submit its redetermination on remand within 90 days from the date of the Panel interim decision. On December 19, 2019, the ITC issued its redetermination on remand that maintained the affirmative final injury determinations, and on May 22, 2020, the Panel issued its final decision and affirmed in its entirety the ITC’s injury determination on remand.

WTO Appeal – In addition, on August 24, 2020, the World Trade Organization’s (or, “WTO”) dispute panel issued a report (or, the “Panel Report”) in the case brought by the government of Canada in “United States — Countervailing Measures on Softwood Lumber from Canada” (DS533), concluding, among other things, that Commerce acted inconsistently with the Agreement on Subsidies and Countervailing Measures on most of the matters. On September 28, 2020, the United States notified the WTO’s dispute settlement body of its decision to appeal the Panel Report.

Financial assurance – We are required by U.S. Customs to provide surety bonds to secure the payment of our cash deposits. As of September 30, 2022, we had unpaid deposits of $8 million related to products exported to the U.S. up to the end of the quarter since our last payment, and we had $101 million of surety bonds outstanding in favor of U.S. Customs, of which $62 million were secured by letters of credit. See Note 10, “Long-Term Debt – ABL Credit Facility” for more information.

We are not presently able to determine the ultimate resolution of these matters, but we believe it is not probable that we will ultimately be assessed with significant duties, if any, on our U.S. imports of Canadian-produced softwood lumber products. Accordingly, no contingent loss was recorded in respect of these petitions in our Consolidated Statements of Operations, and our cash deposits are recorded in “Other assets” in our Consolidated Balance Sheets.

Fibrek acquisition

Effective July 31, 2012, we completed the final step of the transaction pursuant to which we acquired the remaining 25.40% of the outstanding Fibrek Inc. shares, following the approval of Fibrek’s shareholders on July 23, 2012, and the issuance of a final order by the Quebec Superior Court in Canada (or, the “Quebec Superior Court”) approving the arrangement on July 27, 2012. Certain former shareholders of Fibrek exercised rights of dissent in respect of the transaction, asking for a judicial determination of the fair value of their claim under the Canada Business Corporations Act. On September 26, 2019, the Quebec Superior Court rendered a decision fixing the fair value of the shares of the dissenting shareholders at C$1.99 per share, or C$31 million in aggregate, plus interest and an additional indemnity, for a total estimated at C$44 million payable in cash. We had previously accrued C$14 million for the payment of the dissenting shareholders’ claims. Following the court decision, we accrued an additional C$30 million ($23 million), and as a result recorded $23 million in “Other expense, net” in our Consolidated Statement of Operations for the year ended on December 31, 2019. Of the total amount of C$44 million, C$19 million ($14 million) was payable immediately and paid on October 2, 2019. The remaining balances of C$28 million ($20 million) and C$27 million ($21 million) as of September 30, 2022 and December 31, 2021, respectively, which include accrued interest, are recorded in “Accounts payable and other” in our Consolidated Balance Sheets. We are appealing the decision, therefore the payment of any additional consideration and its timing will depend on the outcome of the appeal. On November 13, 2019, a legal hypothec in the amount of C$30 million was registered on our Saint-Félicien (Quebec) immovable and movable property to secure the payment of any additional amounts following the outcome of the appeal. The hearing in this matter is scheduled to occur in 2022.

Partial wind-ups of pension plans

On June 12, 2012, we filed a motion for directives with the Quebec Superior Court, the court with jurisdiction in the creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (or, the “CCAA Creditor Protection

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Proceedings”), seeking an order to prevent pension regulators in each of Quebec, New Brunswick, and Newfoundland and Labrador from declaring partial wind-ups of pension plans relating to employees of former operations in New Brunswick, and Newfoundland and Labrador, or a declaration that any claim for accelerated reimbursements of deficits arising from a partial wind-up is a barred claim under the CCAA Creditor Protection Proceedings. We contend, among other things, that any such declaration, if issued, would be inconsistent with the Quebec Superior Court’s sanction order confirming the CCAA debtors’ CCAA Plan of Reorganization and Compromise, as amended, and the terms of our emergence from the CCAA Creditor Protection Proceedings. A partial wind-up would likely shorten the period in which any deficit within those plans, which could reach up to C$150 million ($108 million), would have to be funded if we do not obtain the relief sought. The hearing in this matter has not yet been scheduled but could occur in the next 12 months.

Contingent gain

In 2016, we filed a lawsuit against Greenpeace International, Greenpeace Inc. and certain individuals related to loss of business following false allegations concerning the impact of our harvesting operations in certain regions in Quebec. The claims alleged certain damages resulting from defamation and unfair competition. The total amount for damages claimed is substantial but the amount and timing of the ultimate recovery, if any, is uncertain. As a result, any recovery from this litigation or settlement of this claim is a contingent gain and will be recognized if, and when, realized or realizable.

Environmental matters

We are subject to a number of federal or national, state, provincial, and local environmental laws, regulations, and orders in various jurisdictions. We believe our operations are in material compliance with current applicable environmental laws and regulations. Environmental regulations promulgated and orders issued in the future could require substantial additional expenditures for compliance and could have a material impact on us, in particular, and the industry in general.

We have environmental liabilities of $16 million and $13 million recorded as of September 30, 2022 and December 31, 2021, respectively, primarily related to environmental remediation related to closed sites. The amount of these liabilities represents management’s estimate of the ultimate settlement based on an assessment of relevant factors and assumptions and could be affected by changes in facts or assumptions not currently known to management for which the outcome cannot be reasonably estimated at this time.

We also have asset retirement obligations of $36 million recorded as of September 30, 2022 and December 31, 2021, primarily consisting of liabilities associated with landfills, sludge basins and the dismantling of retired assets.

These liabilities are included in “Accounts payable and other” and “Other liabilities” in our Consolidated Balance Sheets.

Note 14. Share Capital

Treasury stock

On December 7, 2021, we announced a new share repurchase program, authorized by our board of directors, of up to ten million shares of our common stock or $100 million, whichever occurs first. We repurchased no shares during the three months ended September 30, 2022, and 125,482 shares at an average price of $11.34 for a total of $2 million during the nine months ended September 30, 2022.

On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three and nine months ended September 30, 2021, we repurchased 1,248,251 shares at an average price of $10.95 for a total of $14 million and 3,340,599 shares at an average price of $10.22 for a total of $34 million, respectively. This share repurchase program was completed in December 2021.

Dividends

We did not declare or pay any dividends on our common stock during the three and nine months ended September 30, 2022. We declared a special dividend of $1.00 per share ($79 million) on our common stock during the nine months ended September 30, 2021. The dividend was paid to shareholders on July 7, 2021.

Under some of our compensation plans, participants are credited additional units when a dividend is declared. The impact of the special dividend was as follows: for the nine months ended September 30, 2021, $3 million was recognized as a compensation expense, and $2 million as an increase in deficit and in additional paid-in capital; and $3 million as an increase in liabilities as of September 30, 2021.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 15. Segment Information

We manage our business based on the products we manufacture. Accordingly, our reportable segments correspond to our principal product lines: market pulp, tissue, wood products and paper.

None of the income or loss items following “Operating income” in our Consolidated Statements of Operations are allocated to our segments, since those items are reviewed separately by management. For the same reason, closure costs, impairment and other related charges, gains and losses on disposition of assets, as well as other discretionary charges or credits are not allocated to our segments. We allocate depreciation and amortization expense to our segments, although the related fixed assets and amortizable intangible assets are not allocated to segment assets. Additionally, all selling, general and administrative expenses are allocated to our segments, with the exception of certain discretionary charges and credits, which we present under “corporate and other.”

Information about certain segment data for the three and nine months ended September 30, 2022 and 2021, was as follows:

(Unaudited, in millions)	Market Pulp (1)	Tissue	Wood Products (2)	Paper	Segment Total	Corporate and Other	Total
Sales
Third quarter
2022	$265	$50	$379	$280	$974	$—	$974
2021	$234	$38	$293	$252	$817	$—	$817
First nine months
2022	$687	$150	$1,324	$816	$2,977	$—	$2,977
2021	$609	$115	$1,387	$719	$2,830	$—	$2,830

Depreciation and amortization
Third quarter
2022	$5	$4	$11	$10	$30	$4	$34
2021	$6	$5	$11	$15	$37	$5	$42
First nine months
2022	$16	$13	$33	$29	$91	$10	$101
2021	$18	$14	$32	$46	$110	$13	$123

Operating income (loss)
Third quarter
2022	$81	$(12)	$42	$52	$163	$(39)	$124
2021	$46	$(9)	$64	$16	$117	$(15)	$102
First nine months
2022	$144	$(30)	$441	$114	$669	$(93)	$576
2021	$80	$(18)	$690	$(15)	$737	$(52)	$685

(1)

Inter-segment sales were $19 million and $7 million for the three months ended September 30, 2022 and 2021, respectively, and $47 million and $22 million for the nine months ended September 30, 2022 and 2021, respectively. These inter-segment sales, which were transacted at either the lowest market price of the previous month or cost, were excluded from market pulp sales.

(2)

Wood products sales to our previously-held joint ventures, which were transacted at arm’s length negotiated prices, were $22 million for three months ended September 30, 2021, and were $12 million for the period up to the Acquisition Date and $55 million for the nine months ended September 30, 2021. See Note 2, “Business Combinations” for more information.

RESOLUTE FOREST PRODUCTS INC.

Notes to Unaudited Interim Consolidated Financial Statements

Note 16. Subsequent Events

The following significant events occurred subsequent to September 30, 2022:

•

On October 31, 2022, Resolute’s stockholders approved the Transaction. The Transaction is subject to applicable regulatory approvals and the satisfaction of certain other customary closing conditions. See Note 2, “Business Combinations” for more information.

•

On October 6, 2022, a fire started at our Menominee (Michigan) recycled pulp mill, which resulted in the temporary idling of the facility. We cannot yet estimate the extent of the losses, but aim to restart the mill in the coming months. We maintain insurance coverage for the mill, which is subject to customary deductible and limits.